Law Offices
                           Roberts & Henry
                            504 Talbot St.
                            P.O. Box 1138
                       St. Michaels, MD  21663

                           (410) 822-4456



                                        April 29, 2000

The Ehrenkrantz Trust
598 Madison Ave., Fourteenth Floor
New York, NY  10022


Gentlemen:

	The undersigned understands that The Ehrenkrantz Trust (the "Registrant") has filed with the Securities and Exchange Commission, Washington, DC a Post-Effective Amendment No. 15 to its Registration Statement, on Form N-1A, under the Securities Act of 1933 and the Investment Company Act of 1940.

	The undersigned has examined the Registrant's agreement and Declaration of Trust, By-Laws, the Registration Statement of Form N-1A including all exhibits thereto, as well as such other records and documents as have been deemed necessary. Based upon such examinations, the undersigned is of the opinion that:

	1.	The Registrant has been duly organized and is validly
existing in good standing as a business trust under the laws of the Commonwealth of Massachusetts; and

	2.	The shares of beneficial interest of the Registrant (or of
any series thereunder) to be offered to the public will be legally issued, fully paid and non-assessable when said shares have been issued and sold in accordance with the terms and in the manner set forth in the Registrant's Registration Statement on Form N-1A.

	The undersigned hereby consents to the filing of this opinion as an exhibit to the Registrant's Registration Statement of Form N-1A.

				Sincerely,

				Roberts & Henry

				By:  /s/ Thomas C. Henry
					Thomas C. Henry